Exhibit 99.1


      ZymoGenetics Reports Third Quarter 2003 Financial Results;
Product Development Advancement is Supported by Enhanced Cash Reserves

   SEATTLE--(BUSINESS WIRE)--Nov. 6, 2003--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the third quarter and nine months ended September 30, 2003. For the quarter ended September 30, 2003, the company reported a net loss of $14.7 million, or $0.32 per share, compared to a net loss of $14.5 million, or $0.32 per share, in the prior year period. For the nine months ended September 30, 2003, the company's net loss was $41.2 million, or $0.90 per share, versus a net loss of $41.4 million, or $1.04 per share, in the comparable 2002 period.
   The company's financial condition remained strong, with cash, cash equivalents and short-term investments totaling approximately $235 million as of September 30, 2003. This reported amount does not reflect approximately $71 million of net proceeds from a follow-on offering of 6.1 million shares of common stock, which was completed in October, further strengthening the company's financial condition.
   "Our product development pipeline continues to advance on schedule as demonstrated by the initiation of clinical trials with TACI-Ig this past quarter," commented Bruce L. A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "With rFactor XIII and TACI-Ig in the clinic now, and rhThrombin projected to begin clinical development by year end, the company has become highly focused on product development. As a result of the money raised from the follow-on offering, we've strengthened our ability to move our lead product candidates through development while continuing to advance our pipeline of novel proteins that are at the preclinical stage."
   Revenues for the quarter increased to $8.2 million versus $5.9 million for the same period in the prior year. The increase was primarily attributable to a milestone payment earned related to the initiation of TACI-Ig clinical trials.
   Research and development expenses for the quarter increased to $19.8 million, compared to $16.4 million for the comparable quarter of 2002. The increase was primarily attributable to increased product development costs, including those resulting from higher development staffing levels and external contracts for process development and manufacturing of the company's product candidates. Additionally, greater occupancy costs resulting from the sale and leaseback of the company's facilities in October 2002 contributed to the increase. Partially offsetting these increases were cost reimbursements earned from Novo Nordisk related to the preclinical development of IL-21.
   General and administrative expenses for the quarter declined to $2.9 million, compared to $3.8 million for the comparable 2002 quarter. The decrease resulted largely from lower legal expenses and general cost reduction initiatives undertaken by the company.
   ZymoGenetics is developing a pipeline of proprietary therapeutic protein product candidates including recombinant human Factor XIII (rFactor XIII) for the treatment of bleeding complications associated with congenital and acquired Factor XIII deficiencies; recombinant human Thrombin (rhThrombin) as a topical hemostat to control surgical bleeding; and TACI-Ig, in collaboration with Serono S.A., for the treatment of autoimmune diseases including systemic lupus erythematosus. Additionally, the company is developing IL-21 for the treatment of cancer and intends to begin clinical development with this protein in the first half of 2004.

   Recent Highlights

   -- Completed follow-on public offering of 6,100,000 shares of common stock in October, including the purchase of 100,000 shares of common stock by the underwriters to cover over-allotments, raising approximately $71 million.

   -- Completed randomized placebo-controlled Phase 1 multi-dose study with rFactor XIII in healthy volunteers. Results from this study will be reported at the American Society of Hematology (ASH) Meeting in December.

   -- Completed Phase 1 rFactor XIII clinical trial in subjects who are genetically deficient of Factor XIII. Data will be presented at the ASH Meeting in December.

   -- Announced manufacturing agreement with Abbott Laboratories in early October to produce rhThrombin for late-stage clinical studies and commercial supply.

   -- Initiated human clinical trials with TACI-Ig in healthy volunteers in late September, resulting in a milestone payment to ZymoGenetics. TACI-Ig, being developed in partnership with Serono, has the potential to be an important treatment for a variety of immunological diseases, such as lupus and rheumatoid arthritis, as well as other indications such as B-cell cancers.

   -- Strengthened business development efforts with the hiring of Fredrik Henell as Senior Vice President of Business
        Development.

   Upcoming Event

   ZymoGenetics senior management will hold an Analyst & Investor
Briefing on Thursday, December 11, from 9:30am to 1:00pm, at the Four Seasons Hotel in New York City. To attend this session, contact Susan Specht, phone # 206-442-6592.

   About ZymoGenetics

   ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. Using a product discovery engine that combines ZymoGenetics' strengths in biology, protein chemistry, molecular and cellular biology and bioinformatics, ZymoGenetics is developing a pipeline of potential proprietary product candidates. These span a wide array of clinical opportunities, including cardiovascular disease, autoimmune disease, cancer and tissue repair. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

   This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or the negative of those terms or comparable terminology. The forward-looking statements in this press release are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2002, and its prospectus supplement filed with the Commission on October 16, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (Unaudited)

                                Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                               ---------------------------------------
                                   2003      2002      2003      2002
                               --------- --------- --------- ---------
Revenues:
  Royalties                    $  2,325  $  2,354  $  7,085  $  6,382
  Option fee                      1,875     1,875     5,625     5,625
  License fees and milestone
   payments                       4,012     1,697     7,456     6,677
                               --------- --------- --------- ---------
    Total revenues                8,212     5,926    20,166    18,684
Operating expenses:
  Research and development,
   excluding noncash
   stock-based compensation      19,767    16,425    52,336    47,127
  General and administrative,
   excluding noncash
   stock-based compensation       2,888     3,835     9,561    12,774
  Noncash stock-based
   compensation expense           1,707     1,816     5,371     5,441
                               --------- --------- --------- ---------
    Total operating expenses     24,362    22,076    67,268    65,342
                               --------- --------- --------- ---------
Loss from operations            (16,150)  (16,150)  (47,102)  (46,658)
Interest and other income, net    1,479     1,684     5,867     5,257
                               --------- --------- --------- ---------
Net loss                        (14,671)  (14,466)  (41,235)  (41,401)
Preferred stock dividends and
 accretion                            -         -         -    (1,718)
                               --------- --------- --------- ---------
Net loss attributable to
 common shareholders           $(14,671) $(14,466) $(41,235) $(43,119)
                               ========= ========= ========= =========
Basic and diluted net loss per
 share                         $  (0.32) $  (0.32) $  (0.90) $  (1.04)
                               ========= ========= ========= =========
Weighted-average number of
 shares used in computing
 basic and diluted net loss
 per share                       46,221    45,770    46,037    41,477
                               ========= ========= ========= =========

                            BALANCE SHEETS
                            (in thousands)
                             (Unaudited)
                                            September 30, December 31,
                                                    2003         2002
                                            ------------- ------------
Cash, cash equivalents and short-term
 investments                                    $234,795     $285,438
Other current assets                              12,584        5,970
Property and equipment, net                       21,965       17,253
Other assets                                       4,602        3,572
                                                ---------    ---------
    Total assets                                $273,946     $312,233
                                                =========    =========

Current liabilities                             $ 18,213     $ 20,131
Non-current deferred revenue                       5,148        6,524
Non-current deferred gain on sale of assets       12,486       13,206
Other non-current liabilities                      4,555        3,104
Shareholders' equity                             233,544      269,268
                                                ---------    ---------
Total liabilities and shareholders' equity      $273,946     $312,233
                                                =========    =========

    CONTACT: ZymoGenetics, Inc.
             Charles E. Hart, 206-442-6744 (Investor Relations)
             Susan W. Specht, 206-442-6592 (Media Relations)